Exhibit 10.15

April 9, 2004

Natalya Smith

Re:	Separation Agreement

Dear Natalya:

This letter sets forth the separation agreement (the “Agreement”) between The Active Network, Inc. (the “Company”) and you in order to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be March 11, 2004 (the “Separation Date”).

2. Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation/personal time/PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. You acknowledge that as of the Separation Date your accrued salary is $6,826.88 and your accrued vacation/personal time/PTO is $8,529.89.

3. Severance. Pursuant to the terms of your offer letter with the Company dated as of May 22, 2002, the Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for three (3) months following the Separation Date for a total of $37,500. These payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

4. Health Insurance. As consideration for this Agreement, Company shall pay your medical and dental COBRA insurance for a period of three (3) months from the Separation Date (the “Health Benefits”);

5. Stock Options. You were granted an Incentive Stock Option to purchase 2,099,400 shares of the Company’s common stock at an exercise price of $0.0145 per share (the “Option”) (after taking into account the corporate restructuring that took place during February 2003), pursuant to the Company’s 2002 Stock Option/Stock Issuance Plan (the “Plan”). On February 4, 2004, you purchased 831,013 vested shares of common stock subject to your Option. For all tax reporting obligations of the Company in connection with the February 4, 2004 exercise of your Option, the Company will report the fair market value of the Company’s common stock on February 3, 2004 as determined by its Board of Directors to be $0.0145 per share.

Under the terms of the Plan and your stock option grant, vesting of your Option will cease as of the Separation Date. Pursuant to the terms of your offer letter, the Company shall accelerate the vesting of 590,456 shares subject to your Option in connection with your separation from the Company. As of the Separation Date (and including the shares subject to accelerated vesting), there are remaining 677,930 vested and unexercised shares subject to your

Option. Notwithstanding the terms of the agreement setting forth the terms of your Option, you may purchase the 677,930 vested and unexercised shares subject to your Option at any time within fifteen (15) months commencing on the Separation Date. For purposes of Rule 701 of the United States Securities Act of 1933, the Company will treat your Option and the Company common stock issued to you in a manner at least as favorable as the best treatment afforded to the options and Company common stock held by any employees of the Company that were issued prior to the Company’s IPO. The vested and unexercised shares subject to your Option will be registered on a Form S-8 (or any successor form) at the same time the shares subject to options held by executive officers of the Company are registered on a Form S-8 (or any successor form) following the Company’s IPO.

6. Forgiveness of Overpayment. Whereas, you acknowledge and agree that the Company has mistakenly overpaid your salary in the amount of $17,500, and will overpay your severance to you in the amount of $3,522.86 for a total amount of $21,022.86. The reason for such overpayment is because the Company has been paying you at an annual rate of $150,000, instead of the correct rate of $140,000. Your PTO, accrued salary and severance as defined above are based on the $150,000 rate. As additional consideration for this Agreement, the Company shall forgive any claim it may have related to such overpayment (“Forgiveness of Overpayment”).

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

8. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce the terms of this Agreement or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

12. Nonsolicitation. You agree that, for a period of one (1) year after the Separation Date, you will not solicit, divert or attempt to divert, directly or indirectly, any customers or suppliers of the Company. You also agree that, for a period of one (1) year after the Separation Date, you will not solicit or induce any employee or independent contractor of the Company to become employed by or associated with any other person, firm or corporation and you shall not approach any such employee or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any person, firm or corporation in taking such action; provided, however, this provision is not intended and shall not be deemed to restrict you from employing a third party service provider of the Company if such third party supplies routine services to customers on a non-exclusive basis.

13. Mutual Nondisparagement. You agree that you will refrain from making any representation, statement, comment or any other form of communication (hereinafter collectively referred to as “representation”), whether written or oral, to any person or entity, including but not limited to the principals, customers, suppliers and competitors of the Company, which representation reflects any opinion, judgment, observation or representation of fact, which has the effect or tendency or could have the effect or tendency to disparage, denigrate, criticize or otherwise reflect negatively on the Company and/or its products, services, officers, directors, shareholders, employees or investors. The Company shall require Dave Alberga, Matt Landa, Jon Belmonte, Jim Woodman and Kory Vossoughi to refrain from making any representation, whether written or oral, to any person or entity, which reflects any opinion, judgment, observation or representation of fact, which has the effect or tendency or could have the effect or tendency to disparage, denigrate, criticize or otherwise reflect negatively on you.

14. Mutual Release of Claims. In exchange for the Health Benefits and the Forgiveness of Overpayment, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with

Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this release excludes any right you may have to indemnification provided by statute, contract or bylaw in the form then existing immediately prior to the Separation Date.

Similarly, the Company hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement except for any act of intentional misconduct, including fraud.

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

16. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to the parties at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to their release of any unknown or unsuspected claims herein.

16. Company advises you to seek the advice of an attorney concerning the provisions of this Agreement. You hereby acknowledge that you have read and understand the foregoing Agreement, that it represents the product of arms’ length bargaining between the parties, and that you sign it voluntarily and without coercion. You further acknowledges that you were given as much time as you reasonably desired, within which to consider this Agreement and the opportunity by you to consult with an attorney of you own choosing concerning the waivers contained in this Agreement, that you have done so and that the waivers you have made herein are knowing, conscious and with full appreciation that you are forever foreclosed from pursuing any of the rights so waived.

17. Miscellaneous. This Agreement including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

The Active Network, Inc.

By:	/s/ Dave Alberga

Dave Alberga CEO

Agreed, Acknowledged and Accepted:

/s/ Natalya Smith

Natalya Smith

Exhibit A

Proprietary Information and Inventions Agreement